Exhibit 99.1

Faraday Future Receives Anticipated Letter from Nasdaq Regarding Form 10-Q Filing

LOS ANGELES, CALIFORNIA (November 23, 2021) – Faraday Future Intelligent Electric Inc. (“Faraday Future” or the “Company”) (NASDAQ: FFIE), a California-based global shared intelligent electric mobility ecosystem company, today announced that it received a letter (the “Nasdaq Letter”) from The Nasdaq Stock Market (“Nasdaq”) dated November 17, 2021, indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1). The Nasdaq Letter, which the Company expected, was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 (the “Q3 Form 10-Q”). The Nasdaq Letter advised the Company that it is permitted 60 calendar days to submit a plan to regain compliance with Nasdaq Listing Rule 5250(c)(1), and that the Nasdaq staff can grant the Company an exception, up to 180 calendar days from the due date of the Q3 Form 10-Q, to regain compliance. The Nasdaq Letter further advised the Company that it will be placed on a list of non-compliant Nasdaq companies within five business days of November 17, 2021.

The Company previously filed a Form 12b-25 with the Securities and Exchange Commission on November 15, 2021, disclosing that the Company’s board of directors formed a special committee of independent directors (the “Special Committee”) to investigate allegations of inaccurate disclosures, including claims contained in a report issued by an investor with a history of seeking to drive down public companies’ stock prices for its own benefit. The Special Committee has engaged outside counsel to conduct an independent review of such allegations. The review is ongoing, and the Special Committee continues to work diligently with outside counsel and advisors to complete the review as soon as possible. The Company cannot predict the duration of the review, eventual scope, its outcome, or its impact on the Company’s financial results.

As noted in the Form 12b-25, the Company is working diligently towards the goal of being in a position to file the Q3 Form 10-Q, as well as its Form 8-K with the Company’s third quarter 2021 earnings press release and its amended Registration Statement on Form S-1 as soon as practicable after the conclusion of the review, but at this time cannot predict with certainty when the preparation and filing of those forms will be completed. The Company intends to timely submit a plan to regain compliance to the Nasdaq Listing Qualifications Department. During this time, and for the extension period which may be granted to the Company by the Nasdaq Listing Qualifications Department, the Company’s securities will continue to be listed on Nasdaq. Upon the Company’s filing of its Q3 Form 10-Q, the Company will again become compliant with Nasdaq Marketplace Rule 5250(c)(1).

ABOUT FARADAY FUTURE

Established in May 2014, Faraday Future is a global shared intelligent mobility ecosystem company, headquartered in Los Angeles, California. Since its inception, Faraday Future has implemented numerous innovations relating to its products, technology, business model, profit model, user ecosystem, and governance structure. On July 22, 2021, Faraday Future was listed on NASDAQ with the new company name “Faraday Future Intelligent Electric Inc.”, and the ticker symbols “FFIE” for its Class A common stock and “FFIEW” for its warrants. The “I” in FFIE stands for Intelligent and Internet and the “E” stands for Ecosystem and Electric. FF is not just an EV company, but also an internet and technology company, an AI product company, a software company, and a user ecosystem company. Faraday Future aims to perpetually improve the way people move by creating a forward-thinking mobility ecosystem that integrates clean energy, AI, the Internet and new usership models. With the ultimate intelligent techluxury brand positioning, Faraday Future’s first flagship product FF 91 Futurist is equipped with exceptional product power. It is not just a high-performance EV, an all-ability car, and an ultimate robotic vehicle, but also the third internet living space.

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NO OFFER OR SOLICITATION

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Faraday Future’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the outcome of the Special Committee review; Faraday Future’s ability to file the Q3 Form 10-Q before the time period specified in the Nasdaq Letter and its ability to regain compliance with the Nasdaq continued listing standards; Faraday Future’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; Faraday Future’s estimates of the size of the markets for its vehicles and costs to bring its vehicles to market; the rate and degree of market acceptance of Faraday Future’s vehicles; the success of other competing manufacturers; the performance and security of Faraday Future’s vehicles; potential litigation involving Faraday Future; the result of future financing efforts and general economic and market conditions impacting demand for Faraday Future’s products. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the preliminary registration statement on Form S-1 recently filed by Faraday Future and other documents filed by Faraday Future from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Faraday Future does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For Faraday Future
Mark Connelly
Investors: ir@faradayfuture.com

John Schilling
Media: john.schilling@ff.com